Exhibit 99.1

FB Financial Corporation Reports 2017 First Quarter Results

Annualized loan growth of 11.5% drives diluted EPS of $0.40

NASHVILLE, Tenn.--(BUSINESS WIRE)--April 24, 2017--FB Financial Corporation (“FB Financial”) (NYSE: FBK), parent company of FirstBank, reported its results today for the first quarter of 2017.

President and CEO Christopher T. Holmes stated, “Our continued momentum from 2016 allowed us to start 2017 with 11.5% annualized loan growth producing solid earnings for the first quarter of 2017. Our earnings also benefited from improving credit quality metrics and higher net interest margin, which we expected. We continue to execute our strategy by serving our customers each and every day across our markets.”

For the quarter ended March 31, 2017, the Company reported net income of $9.8 million, or $0.40 per diluted common share, compared to $14.6 million, or $0.85 per diluted common share, for 2016 (or $9.8 million, or $0.57 per diluted common share on a pro forma C-Corporation tax basis).

First Quarter Key Highlights

  Total revenues increased to $61.3 million for the quarter, up 7.7% from the first quarter of 2016
  Net interest margin on a tax-equivalent basis (NIM) rose to 4.28%, up 25 basis points from the first quarter of 2016
  Loans held for investment (HFI) grew to $1.90 billion, up 11.5% on an annualized basis from December 31, 2016, and 11.0% from March 31, 2016
  Total deposits grew to $2.70 billion, up 4.5% on an annualized basis from December 31, 2016 and 9.4% from March 31, 2016
  Interest rate lock commitment (IRLC) mortgage volume was $1.60 billion during the quarter, an increase of 9.2% from the fourth quarter of 2016 and an increase of 31.0% from the first quarter of 2016
  Nonperforming assets to total assets improved to 0.56% at the end of the quarter from 0.83% at March 31, 2016
  Book value per share and tangible book value per share ended the quarter at $14.16 and $12.05, respectively
  Shareholders’ equity to assets and tangible common equity to tangible assets ended the quarter at 10.81% and 9.34%, respectively
  Announced the pending acquisition of Clayton Bank and Trust and American City Bank from Clayton HC, Inc. (the “Clayton Banks”)

Holmes continued, “During the first quarter of 2017, we have continued delivering growth and profitability by executing our strategy. We are also excited about the pending acquisition of the Clayton Banks for the benefit of our customers, shareholders and associates. The acquisition builds on our presence in Knoxville and other key markets in Tennessee.”

Financial Summary

During the first quarter of 2017 and 2016, the Company recorded certain items, which it considers non-core items, impacting comparability between periods, as follows:

  $0.5 million net pre-tax charge related to the decrease in the fair value of mortgage servicing rights (“MSRs”) during the quarter together with a $0.6 million benefit, net of taxes, related to the initial election of fair value of MSRs recorded in retained earnings. This amount replaces MSR amortization of $2.1 million and $1.5 million and MSR impairment recovery of $3.4 million and an impairment expense of $0.8 million for the fourth and first quarters of 2016, respectively;
  $0.7 million net pre-tax gain on sales of other real estate owned compared to a $0.1 million in the first quarter of 2016;
  $0.5 million net pre-tax merger related charges associated with the pending acquisition of the Clayton Bank compared to $0.6 million for the first quarter of 2016 related to the acquisition of Northwest Georgia Bank;
  $1.0 thousand gain on sale of securities compared to $1.4 million for the first quarter of 2016; and
  $0.6 million pre-tax variable compensation expense related to cash settled incentive restricted stock awards issued in periods prior to the IPO.

Adjusting net income for pre-tax, non-core net expenses totaling $0.9 million, core net income was $10.3 million, or $0.42 per diluted common share, for the first quarter of 2017, compared to pro forma (C-Corporation basis) core net income of $9.7 million, or $0.57 per diluted common share for the first quarter of 2016.

Additionally, as previously disclosed, effective December 31, 2016, FB Financial early adopted FASB Accounting Standard Update (“ASU”) 2016-09, Stock Compensation Improvements to Employee Share-Based Payment Activity, which allows the tax effect of the vesting and distribution of equity grants to be included in income tax expense rather than additional paid in capital. The tax benefit for the first quarter totaled $194.9 thousand, reducing our effective tax rate to 35.74%.

	Reported Results		Non-GAAP Core Results*
	For the Three Months Ended March 31
	2017	2016 (1)	2017	2016 (2)
Results of operations
Net income	$9,753	$9,803	$10,284	$9,709
Diluted earnings per share (EPS)	$0.40	$0.57	$0.42	$0.57
Total revenue	$61,338	$56,978	$61,090	$55,449
Return on average assets (ROAA)	1.25%	1.37%	1.31%	1.35%
Return on average equity (ROAE)	11.87%	15.97%	12.52%	15.82%
Return on average tangible common equity (ROTCE)*	14.03%	20.38%	14.79%	20.18%
Key metrics
Net interest margin (tax equivalent basis)	4.28%	4.03%
Efficiency ratio	75.67%	72.57%
Core efficiency ratio*	73.29%	71.59%
Total nonperforming assets as a percentage of total assets	0.56%	0.83%
Allowance for loan losses as a percentage of loans held for investment	1.20%	1.43%
Total loans / deposits	83.89%	78.79%

*These measures are considered non-GAAP financial measures. See “GAAP Reconciliation and Use of Non-GAAP financial measures” and the corresponding financial tables below for a reconciliation and discussion of these non-GAAP measures.

(1) Prior to the IPO in the third quarter of 2016, the Company was an S corporation and did not incur federal income taxes. In conjunction with the IPO, the Company converted to a C corporation. These results are on a pro forma basis to reflect the results of the Company on a C corporation basis. Reported net income as an S corporation was $14,599 with diluted EPS of $0.85 while ROAA, ROAE and ROTCE were 2.03%, 23.79% and 30.35%, respectively.
(2) Core results are presented pro forma for conversion from S corporation to C corporation status.

Customer-Focused Balance Sheet Growth Drives Interest Income and NIM

Loans held for investment at March 31, 2017, rose to $1.90 billion, an increase of $52.2 million, or 11.5% annualized, from December 31, 2016. This compares to an increase of $188.6 million, or 11.0%, from March 31, 2016. Average loans held for investment for the first quarter of 2017 were $1.87 billion, an increase of $165.0 million, or 9.7%, compared to the first quarter of 2016.

Total deposits increased to $2.70 billion at March 31, 2017, compared to $2.47 billion at March 31, 2016, reflecting an annual growth rate of 9.4%. Average deposit balances were $2.68 billion for the first quarter of 2017, an increase of $262.9 million, or 10.9%, from the first quarter of 2016. Average noninterest bearing deposit balances increased to $708.6 million for the first quarter of 2017, from $605.6 million for the first quarter of 2016. Cost of total deposits was 0.32% for the first quarter of 2017, compared to 0.29% for the first quarter of 2016.

Loans held for sale, generated by our mortgage operations, decreased to $365.2 million at March 31, 2017, compared to $507.4 million at December 31, 2016, and up from $233.1 million at March 31, 2016. Average loans held for sale for the first quarter of 2017 were $381.9 million compared to $510.2 million and $250.4 million for the fourth quarter of 2016 and first quarter of 2016, respectively.

Our NIM increased to 4.28% for the first quarter of 2017, compared to 3.99% and 4.03% for the fourth quarter of 2016 and first quarter of 2016, respectively. Excluding accretion related to acquired loans, our NIM was 4.12% compared to 3.94% and 3.90% for the fourth quarter of 2016 and first quarter of 2016, respectively. Net interest income was $30.3 million for the first quarter of 2017, compared to $29.0 million for the fourth quarter of 2016 and $25.9 million for the first quarter of 2016, an increase of 16.6%.

“Our growth reflects our strategy of creating a customer-focused balance sheet which delivers strong profitability, driven by a strong net interest margin and credit quality that reflects our outstanding customer base. The current interest rate environment enabled a net interest margin of 4.28% for the first quarter, which was driven primarily by improved asset yields, accretion and controlled deposit costs,” Holmes said.

Noninterest Income Stable

Noninterest income was $31.1 million for the first quarter of 2017, compared to $31.3 million for the fourth quarter of 2016 and $ 31.0 million for the first quarter of 2016.

Mortgage banking revenues were up 2.4% to $25.1 million for the first quarter of 2017, compared to $24.5 million for the same period in 2016. Net gains from mortgage sales increased 66.0% to $27.6 million for the first quarter of 2017, compared to $16.6 million for the same period in 2016. Mortgage IRLC volume rose 31.0% to $1.60 billion during the quarter compared to $1.22 billion in the same period in 2016. Our mortgage loan interest rate lock commitment pipeline decreased from $532.9 million at December 31, 2016, to $449.0 million at March 31, 2017, resulting in a net fair value loss of $4.7 million compared to a loss of $7.1 million in the fourth quarter of 2016. Mortgage servicing revenue was $2.8 million for the first quarter of 2017, compared to $2.0 million for the same period in 2016 and $3.7 million for the fourth quarter of 2016.

Wilburn J. (“Wib”) Evans, President of FB Ventures, stated, “After a challenging fourth quarter, we have continued to mature our correspondent lending delivery channel and adjusted Consumer Direct’s focus to more purchase money financing. The execution of our strategy is working, leading to an increase over the prior year in mortgage loan volumes while shifting our overall origination mix to 60% overall purchase financing.”

Noninterest Expense Increases, but Remains Stable

Noninterest expense was $46.4 million for the first quarter of 2017 compared to $41.3 million for the first quarter of 2016. Excluding the non-core items, core noninterest expense was $45.3 million for the first quarter of 2017 compared to $40.0 million for the first quarter of 2016. The primary drivers of the increase in noninterest expense was the impact of mortgage-related commissions and other costs associated with a 79.4% increase in closings over 2016.

Our efficiency ratio was 75.67% for the first quarter of 2017 compared to 72.57% for the first quarter of 2016. Our core efficiency ratio, which excludes the non-core items previously discussed, was 73.3% for the first quarter of 2017 compared to 71.6% for the first quarter of 2016. Our Banking Segment core efficiency ratio was 64.4% for the first quarter of 2017, compared to 66.7% for the first quarter of 2016, while our Mortgage Segment core efficiency ratio was 88.7% and 81.5%, respectively, for the same periods. See “GAAP Reconciliation and Use of Non-GAAP Financial Measures.”

“During the quarter, mortgage has worked to adjust its operating model to reflect the current environment while we continue to create operating leverage across our banking footprint,” commented James R. Gordon, Chief Financial Officer.

Continued Asset Quality Improvement

Asset quality improved in the latest quarter as nonperforming assets declined to $17.8 million, or 0.56% of total assets, at March 31, 2017, from $23.7 million, or 0.83%, at March 31, 2016.

The allowance for loan losses equaled 1.20% of loans HFI at March 31, 2017, compared to 1.18% at December 31, 2016, and 1.43% at March 31, 2016. Net recoveries were $1.4 million or 0.31%, compared to net charge-offs of $791 thousand or 0.17% and $20 thousand or 0.0% for the fourth quarter of 2016 and the first quarter of 2016, respectively.

The provision for loan losses was a reversal of $257 thousand for the first quarter of 2017 compared to a reversal of $752 thousand and $9 thousand for the fourth quarter of 2016 and the first quarter of 2016, respectively.

“Our asset quality continues to show strength and stability, reflecting the current economies of the markets we serve. Net recoveries in the quarter were driven by a $1.7 million single recovery, lower classified loans and nonaccrual loans. We continue to monitor the portfolio given the environment and feel optimistic about credit quality in the near-term,” commented Gordon.

Capital Strength for Future Growth

The Company ended the quarter with a shareholders’ equity to assets ratio and a tangible common equity to tangible assets ratio of 10.81% and 9.34%, respectively, and a book value per common share and tangible book value per common share of $14.16 and $12.05, respectively. This compares to 8.87% and 7.14% and $14.74 and $11.65, respectively, at March 31, 2016. Our common equity tier one ratio improved to 11.14% at March 31, 2017, from 8.35% at March 31, 2016. See “GAAP Reconciliation and Use of Non-GAAP Financial Measures.”

Summary

“Again, we are excited about our results to start 2017 and believe the remainder of this year will benefit from this momentum, both organically and through the acquisition of the Clayton Banks,” Holmes concluded.

WEBCAST AND CONFERENCE CALL INFORMATION

The live broadcast of FB Financial Corporation’s conference call will begin at 8:00 a.m. CDT on Tuesday, April 25, 2017, and the earnings conference call will be broadcast live over the Internet at http://services.choruscall.com/links/fbk170428AWsp51Nq.html. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. Additionally, the Company has posted a Presentation of First Quarter 2017 Results on its website, which can be found at https://investors.firstbankonline.com/.

ABOUT FB FINANCIAL CORPORATION

FB Financial Corporation (NYSE: FBK) is a bank holding company headquartered in Nashville, Tennessee. FB Financial operates through its wholly owned banking subsidiary, FirstBank, the third largest Tennessee-headquartered bank, with 45 full-service bank branches across Tennessee, North Alabama and North Georgia, and a national mortgage business with offices across the Southeast. FirstBank serves five of the largest metropolitan markets in Tennessee and has approximately $3.2 billion in total assets.

CORRESPONDING FINANCIAL TABLES AND INFORMATION

Investors are encouraged to review the foregoing summary and discussion of the Company’s earnings and financial condition in conjunction with the detailed financial tables and information which the Company has also included in the earnings release and in its forthcoming Form 10-Q. This information is also included in a current report on Form 8-K furnished to the U.S. Securities and Exchange Commission (SEC) today.

BUSINESS SEGMENT RESULTS

The Company has included its business segment financial tables as part of this release. A detailed discussion of the business segment results is included in the Company’s December 31, 2016, Form 10-K.

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through the Company’s use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for the Company’s future business and financial performance and/or the performance of the banking and mortgage industry and economy in general and the Company’s proposed acquisition of the Clayton Banks and the anticipated timing, benefits, cost, and financial impact thereof. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties which may cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements.

Forward-looking statements are based on the information known to, and current beliefs and expectations of, the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this news release including, without limitation, the risks and other factors set forth in the Company’s December 31, 2016 Form 10-K, filed with the SEC on March 31, 2017, under the captions “Cautionary note regarding forward-looking statements” and “Risk factors.” Many of these factors are beyond the Company’s ability to control or predict. The Company believes the forward-looking statements contained herein are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. The Company does not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as otherwise may be required by law.

GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES

This news release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (GAAP) and therefore are considered non-GAAP financial measures. These non-GAAP financial measures include, without limitation, net income, diluted earnings per share, total revenues, return on average assets, return on average equity, return on average tangible common equity, noninterest expense and efficiency ratio, in each case excluding certain income and expense items that the Company’s management considers to be non-core in nature. The Company refers to these non-GAAP measures as core measures. This news release also uses tangible book value per common share and the tangible common equity to tangible assets ratio, which are non-GAAP measures that exclude the impact of goodwill and other intangibles. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of its operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant non-core gains and charges in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding our underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and other intangibles, and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures we have discussed herein when comparing such non-GAAP financial measures. The following tables provide a reconciliation of these measures to the most directly comparable GAAP financial measures.

Financial Summary and Key Metrics
(Unaudited)
(In Thousands, Except Share Data)

	2017	2016
	First Quarter	Fourth Quarter	First Quarter
Statement of Income Data
Total interest income	$32,889	$31,567	$28,318
Total interest expense	2,638	2,535	2,375
Net interest income	30,251	29,032	25,943
Provision for loan losses	(257)	(752)	(9)
Total noninterest income	31,087	31,332	31,035
Total noninterest expense	46,417	47,319	41,347
Net income before income taxes	15,178	13,797	15,640
Income tax expense	5,425	4,787	1,041
Net income	$9,753	$9,010	$14,599
Net interest income (tax—equivalent basis)	$30,963	$29,686	$26,445
Pro forma net income	$9,753	$9,010	$9,803
Pro forma core net income*	$10,284	$10,484	$9,709
Per Common Share
Diluted net income	$0.40	$0.37	$0.85
Pro forma net income- diluted	$0.40	$0.37	$0.57
Pro forma core net income- diluted*	$0.42	$0.43	$0.57
Book value	14.16	13.71	14.74
Tangible book value*	12.05	11.58	11.65
Weighted average number of shares-diluted	24,610,991	24,500,943	17,180,000
Period-end number of shares	24,154,323	24,107,660	17,180,000
Selected Balance Sheet Data
Cash and due from banks	$53,748	$50,157	$51,133
Loans held for investment	1,900,995	1,848,784	1,712,386
Allowance for loan losses	(22,898)	(21,747)	(24,431)
Loans held for sale	365,173	507,442	233,110
Available-for-sale securities, fair value	567,886	582,183	587,377
Foreclosed real estate, net	6,811	7,403	10,533
Total assets	3,166,459	3,276,881	2,855,563
Total deposits	2,701,199	2,671,562	2,469,133
Core deposits*	2,638,530	2,611,438	2,417,089
Borrowings	44,552	194,892	56,201
Total shareholders’ equity	342,142	330,498	253,236
Selected Ratios
Return on average:
Assets	1.25%	1.12%	2.03%
Shareholders’ equity	11.87%	11.24%	23.79%
Tangible common equity*	14.03%	13.40%	30.35%
Pro forma return on average:
Assets	1.25%	1.12%	1.37%
Shareholders’ equity	11.87%	11.24%	15.97%
Tangible common equity*	14.03%	13.40%	20.38%
Average shareholders’ equity to average assets	10.50%	9.95%	8.55%
Net interest margin (tax-equivalent basis)	4.28%	3.99%	4.03%
Efficiency ratio (GAAP)	75.67%	78.39%	72.57%
Core efficiency ratio (tax-equivalent basis)*	73.29%	73.72%	71.59%
Loans held for investment to deposit ratio	70.38%	69.20%	69.35%
Total loan to deposit ratio	83.89%	88.20%	78.79%
Yield on interest-earning assets	4.65%	4.33%	4.39%
Cost of interest-bearing liabilities	0.51%	0.49%	0.48%
Cost of total deposits	0.32%	0.29%	0.29%
Credit Quality Ratios
Allowance for loan losses as a percentage of loans held for investment	1.20%	1.18%	1.43%
Net recoveries (charge-off’s) as a percentage of average total loans held for investment	0.31%	(0.17)%	(0.00)%
Nonperforming assets as a percentage of total assets	0.56%	0.58%	0.83%
Preliminary capital ratios (Consolidated)
Shareholders’ equity to assets	10.81%	10.09%	8.87%
Tangible common equity to tangible assets*	9.34%	8.65%	7.14%
Tier 1 capital (to average assets)	10.46%	10.06%	7.81%
Tier 1 capital (to risk-weighted assets	12.42%	12.21%	9.68%
Total capital (to risk-weighted assets)	13.28%	13.04%	11.21%
Common Equity Tier 1 (to risk-weighted assets) (CET1)	11.14%	11.05%	8.35%

*These measures are considered non-GAAP financial measures. See “GAAP Reconciliation and Use of Non-GAAP financial measures” and the corresponding financial tables below for a reconciliation and discussion of these non-GAAP measures.

Non-GAAP Reconciliation
For the Quarters Ended
(Unaudited)
(In Thousands, Except Share Data)

	2017	2016
Pro forma core net income	First Quarter	Fourth Quarter	First Quarter
Pre-tax net income	$15,178	$13,797	$15,640
Non-core items:
Noninterest income
Less change in fair value on mortgage servicing rights	(501)	-	-
Less gain on sale of securities	1	-	1,400
Less gain (loss) on sales or write-downs of foreclosed and other assets	748	(349)	129
Noninterest expenses
Plus variable compensation charge related to cash settled equity awards	635	1,041	-
Plus merger and conversion	487	-	606
Plus (recovery of) impairment of mortgage servicing rights	-	(3,411)	773
Plus loss on sale of mortgage servicing rights	-	4,447	-
Pre tax core net income	$16,052	$16,223	$15,490
Pro forma core income tax expense	5,768	5,739	5,781
Pro forma core net income	$10,284	$10,484	$9,709
Weighted average common shares outstanding fully diluted	24,610,991	24,500,943	17,180,000

Pro forma core diluted earnings per share
Diluted earning per share	$0.40	$0.37	$0.85
Non-core items:
Noninterest income
Less change in fair value on mortgage servicing rights	(0.02)	-	-
Less gain on sale of securities	0.00	-	0.08
Less (loss) gain on sales or write-downs of foreclosed and other assets	0.03	(0.01)	0.01

Noninterest expenses
Plus variable compensation charge related to cash settled equity awards	0.03	0.04	-
Plus merger and conversion	0.02	-	0.04
Plus (recovery of) impairment of mortgage servicing rights	-	(0.14)	0.04
Plus loss on sale of mortgage servicing rights	-	0.18	-
Tax effect	(0.0)	(0.04)	(0.28)
Pro forma core diluted earnings per share	$0.42	$0.43	$0.57

	2017	2016
Core efficiency ratio (tax-equivalent basis)	First Quarter	Fourth Quarter	First Quarter
Total noninterest expense	$46,417	$47,319	$41,347
Less one-time equity grants	-	-	-
Less variable compensation charge related to cash settled equity awards	635	1,041	-
Less merger and conversion expenses	487	-	606
Less (recovery of) impairment of mortgage servicing rights	-	(3,411)	773
Less loss on sale of mortgage servicing rights	-	4,447	-
Core noninterest expense	$45,295	$45,242	$39,968
Net interest income (tax-equivalent basis)	30,963	29,686	26,322
Total noninterest income	31,087	31,332	31,035
Less change in fair value on mortgage servicing rights	(501)	-	-
Less gain on sales or write-downs of foreclosed and other assets	748	(349)	129
Less gain on sales of securities	1	-	1,400
Core noninterest income	30,839	31,681	29,506
Core revenue	$61,802	$61,367	$55,828
Efficiency ratio (GAAP)(1)	75.67%	78.39%	72.57%
Core efficiency ratio (tax-equivalent basis)	73.29%	73.72%	71.59%

(1) Efficiency ratio (GAAP) is calculated by dividing non-interest expense by total revenue

Non-GAAP Reconciliation
For the Quarters Ended
(Unaudited)
(In Thousands, Except Share Data)

	2017	2016
Banking segment core efficiency ratio (tax equivalent)	First Quarter	Fourth Quarter	First Quarter
Core noninterest expense	$45,295	$45,242	$39,968
Less Mortgage Banking segment noninterest expense	17,670	22,256	15,740
Add (recovery of) impairment of mortgage servicing rights	-	(3,411)	773
Add loss on sale of mortgage servicing rights	-	4,447	-
Adjusted Banking segment noninterest expense	27,625	24,022	25,001
Adjusted core revenue	61,802	61,367	55,828
Less Mortgage Banking segment noninterest income	19,414	22,975	18,359
Less change in fair value on mortgage servicing rights	(501)	-	-
Adjusted Banking segment total revenue	$42,889	$38,392	$37,469
Banking segment core efficiency ratio (tax-equivalent basis)	64.41%	62.57%	66.72%

Mortgage Banking segment core efficiency ratio (tax equivalent)
Noninterest expense	$46,417	$47,319	$41,347
Less impairment of mortgage servicing rights	-	(3,411)	773
Less loss on sale of mortgage servicing rights	-	4,447	-
Less Banking segment noninterest expense	28,747	26,856	25,607
Adjusted Mortgage Banking segment noninterest expense	$17,670	$19,427	$14,967
Total noninterest income	31,087	31,332	31,035
Less Banking segment noninterest income	11,673	8,357	12,676
Less change in fair value on mortgage servicing rights	(501)	-	-
Adjusted Mortgage Banking segment total revenue	$19,915	$22,975	$18,359
Mortgage Banking segment core efficiency ratio (tax-equivalent basis)	88.73%	84.56%	81.52%

	2017	2016
Tangible assets and equity	First Quarter	Fourth Quarter	First Quarter
Tangible Assets
Total assets	$3,166,459	$3,276,881	$2,855,563
Less goodwill	46,867	46,867	46,867
Less core deposit intangibles	4,171	4,563	6,143
Tangible assets	$3,115,421	$3,255,451	$2,802,553
Tangible Common Equity
Total shareholders’ equity	$342,142	$330,498	$253,236
Less goodwill	46,867	46,867	46,867
Less core deposit intangibles	4,171	4,563	6,143
Tangible common equity	$291,104	$279,068	$200,226
Common shares outstanding	24,154,323	24,107,660	17,180,000
Book value per common share	$14.16	$13.71	$14.74
Tangible book value per common share	$12.05	$11.58	$11.65
Total shareholders’ equity to total assets	10.81%	10.09%	8.87%
Tangible common equity to tangible assets	9.34%	8.65%	7.14%
Net income	$9,753	$9,010	$14,599
Return on tangible common equity	13.59%	12.84%	29.33%

	2017	2016
Return on average tangible common equity	First Quarter	Fourth Quarter	First Quarter
Total average shareholders’ equity	$333,178	$318,986	$246,831
Less average goodwill	46,839	46,839	46,868
Less average core deposit intangibles	4,353	4,694	6,487
Average tangible common equity	$281,986	$267,453	$193,476
Net income	$9,753	$9,010	$14,599
Return on average tangible common equity	14.03%	13.40%	30.35%

	2017	2016
Pro forma return on average tangible common equity	First Quarter	Fourth Quarter	First Quarter
Average tangible common equity	$281,986	$267,453	$193,476
Pro forma net income	$9,753	$9,010	$9,803
Pro forma return on average tangible common equity	14.03%	13.40%	20.38%

Non-GAAP Reconciliation
For the Quarters Ended
(Unaudited)
(In Thousands, Except Share Data)

	2017	2016
Pro forma core return on average tangible equity	First Quarter	Fourth Quarter	First Quarter
Pre-tax pro forma net income	$15,178	$13,797	$15,640
Adjustments:
Add non-core items	874	2,426	(150)
Less pro forma core income tax expense	5,768	5,739	5,781
Pro forma core net income	$10,284	$10,484	$9,709
Pro forma core return on average tangible common equity	14.79%	15.60%	20.18%

	2017	2016
Pro forma core return on average assets and equity	First Quarter	Fourth Quarter	First Quarter
Net income	$9,753	$9,010	$14,599
Average assets	3,172,149	3,206,398	2,885,447
Average equity	333,178	318,986	246,831
Return on average assets	1.25%	1.12%	2.03%
Return on average equity	11.87%	11.24%	23.79%
Pro forma core net income	10,284	10,484	9,709
Pro forma core return on average assets	1.31%	1.30%	1.35%
Pro forma core return on average equity	12.52%	13.08%	15.82%

	2017	2016
Pro forma core total revenue	First Quarter	Fourth Quarter	First Quarter
Net interest income	$30,251	$29,032	$25,943
Noninterest income	31,087	31,332	31,035
Less adjustments:
Change in fair value of mortgage servicing rights	(501)	-	-
Gain on sale of securities	1	-	1,400
(Loss) gain on sales or write-downs of foreclosed and other assets	748	(349)	129
Pro forma core total revenue	$61,090	$60,713	$55,449

	2017	2016
Core deposits	First Quarter	Fourth Quarter	First Quarter
Total deposits	$2,701,199	$2,671,562	$2,469,133
Less jumbo time deposits	62,669	60,124	52,044
Core deposits	$2,638,530	$2,611,438	$2,417,089

CONTACT:
FB Financial Corporation
Media Contact:
Jeanie M. Rittenberry, 615-313-8328
jrittenberry@firstbankonline.com
www.firstbankonline.com
or
Financial Contact:
James R. Gordon, 615-564-1212
jgordon@firstbankonline.com
investorrelations@firstbankonline.com